Embargo until 17.00 GMT, 14 August 2003



                   TDL INFOMEDIA GROUP PLC

                 TDL INFOMEDIA HOLDINGS PLC



TDL Infomedia announce 2nd quarter turnover of GBP25.9 million, up 8.3% on Q2 2002

TDL Infomedia Holdings plc and its wholly owned subsidiary TDL
Infomedia Group plc, announced second quarter and half year results for the period ended 30 June 2003.

2nd Quarter Results

TDL Infomedia reported second quarter turnover of GBP25.9 million, up 8.3% from GBP23.9 million in the comparable period
in  2002.   TDL Infomedia published 43 directories during  the
second quarter of 2003, generating gross revenues of GBP24.1 million, compared to 41 directories and gross revenues of GBP21.9 million during Q2 2002. Revenues from the 41 directories published in both periods increased 8.4% from GBP21.9 million in Q2 2002 to GBP23.8 million in Q2 2003.

Published   Internet  advertising  sold  during  the   quarter
increased by 3.5% from GBP1.19 million in Q2 2002 to GBP1.23 million in 2003. Second quarter Internet advertising revenues recognised in the accounts amounted to GBP1.1 million in both 2002 and 2003.

Business Information revenues totalled GBP1.8 million during the quarter, up 3.9% from GBP1.7 million in Q2 2002.

The increase in sales during the quarter contributed to a 4.7% increase in cost of sales from GBP9.6 million in Q2 2002 to GBP10.1 million in 2003. Gross margins improved from 59.7% in Q2
2002 to 61.0% during the second quarter of 2003.

Operating costs for the quarter (excluding depreciation and amortisation) increased by 26.8% from GBP5.7 million in 2002 to GBP7.3 million in 2003 primarily due to a GBP0.6 million increase in advertising spend and GBP0.1 million of costs incurred
following   the   launch   of  our   online   search   engine,
WebFinder.com, in January 2003.

These  increased  operating  costs  offset  the  increase   in
turnover  and  gross  margins during the period,  consequently second quarter EBITDA remained stable at GBP8.5 million in  2002 and 2003.

Operating cash inflows before financing costs for the quarter decreased from GBP6.3 million in 2002 to GBP6.1 million in Q2
2003 largely as a result of an increase in working capital outflows.
Half Year Results

TDL Infomedia reported turnover for the six months to June 2003 of GBP38.8 million, up 6.8% from GBP36.3 million during H1 2002. Overall, the group published 67 directories during the first six months of 2002 and 2003, generating revenues of GBP34.9 million in H1 2003, an increase of 8.0% on the revenues generated in H1 2002 of GBP32.4 million.

Published Internet advertising sold during the six months to June 2003 increased by 2.1% from GBP2.35 million in 2002 to GBP2.4 million in 2003. Internet advertising revenues recognised in the accounts during the six months to June 2003 amounted to GBP2.1 million, compared to the GBP2.2 million recognised during the same period in 2002.

Business  Information  revenues  increased  by  6.9%  to  GBP3.3 million during the six months to June 2003, up from GBP3.1 million during the same period in 2002.

The increase in sales during the period contributed to a 5.0% increase in cost of sales from GBP14.7 million in the first half of 2002 to GBP15.4 million in 2003. Gross margins for the period increased from 59.5% in 2002 to 60.1% in 2003.

Operating costs (excluding depreciation and amortisation) increased by 13.0% from GBP12.0 million in H1 2002 to GBP13.5 million in H1 2003 as a result of increased advertising spend and costs incurred following the launch of our online search engine, WebFinder.com, in January 2003.

EBITDA for the six months to June increased 1.7% from GBP9.6 million in 2002 to GBP9.8 million in 2003.

TDL Infomedia's net cash inflows before financing increased from GBP11.6 million in H1 2002 to GBP12.3 million in 2003 due to the increase in EBITDA and working capital inflows, coupled with reduced taxation outflows.


Repurchase of 15.5% Senior Discount Notes due 2010

During the first quarter of 2003, TDL Infomedia Holdings plc accepted an offer to repurchase a portion of its outstanding 15.5% Senior Discount Notes ('the Notes'). On 10 February 2003 the Company completed the repurchase of US$785,000 in aggregate principal amount at maturity of the Notes. The repurchased Notes have been cancelled and may not be held, reissued or resold. Consequently, the aggregate principal amount at maturity of the Notes outstanding as at 30 June 2003 was US$11,275,000.


Demerger and change of control

On 1st April 2003 the Board of SEAT, the group's parent company, announced a partial demerger procedure ("scissione parziale") regulated by the Italian Civil Code and subsequently approved by shareholders of SEAT on 9th May, 2003. Pursuant to the demerger, which became effective on 1 August 2003, the directories, business information and directory assistance businesses of SEAT were transferred by way of demerger to a newly incorporated company named SEAT Pagine Gialle S.p.A. ("New SEAT").

On 11th June 2003, Telecom Italia S.p.A announced that, conditional on the demerger becoming fully effective pursuant to the relevant provisions of the Italian Civil Code, it had agreed to sell its shares in New SEAT to Silver srl, ('Silver') a company owned by a consortium comprising BC Partners, CVC Capital Partners, Permira and Investitori Associati. The sale was completed on 8 August 2003.

As a result of the aforementioned change of control, the group has refinanced its existing facility agreements from Telecom Italia Finance S.A. with two new facilities from New
SEAT.

The GBP55.0 million Multicurrency Facility Agreement dated 10 September 2002 with Telecom Italia Finance S.A. has been refinanced by a new one year GBP55.0 million Multicurrency Facility Agreement dated 24 July 2003 with New SEAT. On 30 July 2003, GBP15.4 million was drawn down under this new facility by TDL Infomedia Group plc.

The GBP55.0 million Facility Agreement dated 12 August 2002 between TDL Infomedia Limited, TDL Infomedia Holdings plc and Telecom Italia Finance S.A. has been refinanced by a new GBP55.0 million Facility Agreement dated 24 July 2003 with New SEAT, repayable in October 2010. On 30 July 2003, GBP43.0 million was drawn down under this facility by TDL Infomedia Holdings plc.



The table presented below reflects the consolidated operating results of both TDL Infomedia Group plc and TDL Infomedia
Holdings plc for the three and six months to 30 June 2002 and 2003:

                                Three months     Six months
                               ended 30 June   ended 30 June
                                2003    2002     2003    2002
Condensed Operating Statement  GBP'000   GBP'000    GBP'000    GBP'000
Turnover                       25,902  23,920   38,800   36,342
Cost of sales                 (10,100) (9,644) (15,475) (14,730)

Gross profit                   15,802  14,276   23,325   21,612
Operating costs                (7,280) (5,741) (13,526) (11,973)
Depreciation                     (578)   (560)  (1,142)  (1,137)
Amortisation                   (3,531) (3,531)  (7,062)  (7,062)

Profit on ordinary activities   4,413   4,444    1,595    1,440
before
interest and tax


Condensed Operating Cashflow*
EBITDA                         8,522   8,535    9,799    9,639
Working capital
increase/(decrease)           (2,233) (1,466)   3,522    3,229
Capital Expenditure             (183)   (132)    (324)    (310)
Tax paid                         (21)   (609)    (717)    (989)
Cashflow before financing      6,085   6,328   12,280   11,569


Other data
Processed sales                22,911  20,505   49,992  44,596
Published  internet
advertising sales		1,227   1,186    2,401   2,352
Directories published (no.)        43      41       67      67

* - The cashflow figures presented above are the consolidated operating cashflows of TDL Infomedia Holdings plc. The consolidated operating cashflows before financing of TDL Infomedia Group plc for the quarter and half year were GBP6,092,000 and GBP12,303,000 respectively.

EBITDA consists of operating profit before depreciation or amortisation. EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by investors as an alternative to operating profit or profit on ordinary activities before taxation, as an indicator of our operating performance or as an alternative to cash flow from operating activities.



Summary  results for TDL Infomedia Group plc and TDL Infomedia
Holdings plc for the six months to 30 June 2003 are presented at Appendix A.

This news release contains forward-looking statements about the company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by such forward looking statements. Factors that may cause future results to differ materially from the company's current expectations include, among others: general economic conditions, the company's high level of indebtedness, the current regulatory environment and sales representative retention rates.

Thomson Directories Limited Press Office:

Adrian Linden            +44(0)121 454 8181
Wyatt International

For further information contact:

Kevin Watson        +44 (0)1252 390504
Finance Director

Penny Holt          +44 (0)1252 555500
Corporate Development Manager





The financial information contained in this announcement is unaudited. This announcement is not a full set of accounts within the meaning of s240 of the Companies Act 1985

These materials are not an offer of securities for sale in the United States. Securities may not be offered or sold into the United States absent registration under the U.S. Securities
Act 1933 or an exemption there from.












                   TDL INFOMEDIA GROUP PLC

            CONSOLIDATED PROFIT AND LOSS ACCOUNT

                 Six months to 30 June 2003


                                                Six     Six
                                              months   months
                                               to 30   to 30
                                               June     June
                                               2003     2002
                                               GBP'000   GBP'000

Turnover                                       38,800   36,342

Cost of sales                                 (15,475) (14,730)

Gross profit                                   23,325   21,612
Net operating expenses                        (21,730) (20,172)

Group operating profit                          1,595    1,440

Interest receivable and similar income             12        -
Interest payable and similar charges (note    (4,939)  (5,142)
1)

Loss on ordinary activities before taxation   (3,332)  (3,702)
Taxation on loss on ordinary activities         (991)  (1,319)

Loss on ordinary activities after taxation    (4,323)  (5,021)
Dividends and appropriations                       -        -

Retained loss for the period                  (4,323)  (5,021)


Note 1.  Includes amortisation of debt issue
costs.






            					Appendix A.2
                   TDL INFOMEDIA GROUP PLC

                 CONSOLIDATED BALANCE SHEET

                     As at 30 June 2003

                                             As at    As at
                                            30 June  30 June
                                              2003     2002
                                             GBP'000    GBP'000

Fixed assets
  Intangible assets                          156,570  170,694
  Tangible assets                             11,702   12,273

Total fixed assets                           168,272  182,967

Current assets
  Raw material paper stocks                    1,390      773
  Work in progress                            10,767   10,621
  Debtors, amounts falling due:
     within one year                          20,508   20,216
     after one year                              921        -
  Cash at bank and in hand                         -    2,385

                                              33,586   33,995
Creditors: amounts falling due within one
year
Bank and other borrowings                   (17,840)  (34,780)
Other creditors                             (38,823)  (35,849)
                                            (56,663)  (70,629)

Net current liabilities                     (23,077)  (36,634)

Total assets less current liabilities       145,195   146,333

Creditors: amounts falling due after one
year
Senior Subordinated Notes                   (67,750)  (67,750)
Deferred debt issue costs                     1,866     2,568
Intercompany loans                                -      (553)

                                            (65,884)  (65,735)

Provisions for liabilities and charges         (100)     (140)

Net assets                                    79,211   80,458


Capital and reserves

Called up share capital                          624      624
Share premium account                         61,833   61,833
Other reserves                                40,000   40,000
Profit and loss account                     (23,246)  (21,999)

Total equity shareholders' funds              79,211   80,458





                                                 Appendix A.3

                   TDL INFOMEDIA GROUP PLC

              CONSOLIDATED CASH FLOW STATEMENT

                 Six months to 30 June 2003

                                                 Six     Six
                                               months   months
                                                to 30   to 30
                                                June     June
                                                2003     2002
                                                GBP'000   GBP'000

Net cash inflow from operating activities       13,344   12,868
Returns on investments and servicing of
finance
  Interest received                                 12       37
  Interest paid                                (4,486)  (5,069)
Net cash outflow from returns on investments (4,474) (5,032) and servicing of finance

Taxation                                         (717)    (989)

Capital expenditure and financial investments
  Payments to acquire tangible fixed assets      (324)    (310)

Net cash inflow before financing and             7,829    6,537
management of liquid resources

Financing
  Borrowings repaid                            (9,500)  (5,500)
  Costs associated with the raising of debt        (5)    (342)
  Intercompany borrowings                        (100)      13

Net cash outflow from financing                (9,605)  (5,829)

Management of liquid resources
  Decrease in term deposits                          -        -

Net cash inflow from management of liquid
resources                                            -        -

Increase/(decrease) in cash                    (1,774)      708


RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH
FLOWS
Operating profit                                 1,595    1,440
Depreciation and amortisation                    8,204    8,199
Increase in stock and work in progress          (4,027)  (3,529)
Decrease in debtors                                861    2,059
Increase in creditors                            6,711    4,699

Net cash inflow from continuing operating       13,344   12,868
activities






                                                 Appendix A.4

                 TDL INFOMEDIA HOLDINGS PLC

            CONSOLIDATED PROFIT AND LOSS ACCOUNT

                 Six months to 30 June 2003


                                                Six      Six
                                              months   months
                                               to 30    to 30
                                               June     June
                                               2003     2002
                                               GBP'000    GBP'000

Turnover                                       38,800    36,342

Cost of sales                                 (15,475)  (14,730)

Gross profit                                   23,325    21,612
Net operating expenses                        (21,730)  (20,172)

Group operating profit                          1,595     1,440

Interest receivable and similar income             12         -
Interest payable and similar charges (note    (6,914)   (9,087)
1)

Loss on ordinary activities before taxation   (5,307)   (7,647)
Taxation on loss on ordinary activities         (399)     (413)


Loss on ordinary activities after taxation    (5,706)   (8,060)
Dividends and appropriations                       -         -

Retained loss for the period                  (5,706)   (8,060)


Note 1.  Includes premiums paid and
amortisation of debt issue costs.







            					Appendix A.5
                 TDL INFOMEDIA HOLDINGS PLC

                 CONSOLIDATED BALANCE SHEET

                     As at 30 June 2003

                                             As at    As at
                                            30 June  30 June
                                              2003     2002
                                             GBP'000    GBP'000

Fixed assets
  Intangible assets                          156,570  170,694
  Tangible assets                             11,702   12,273

Total fixed assets                           168,272  182,967

Current assets
  Raw material paper stocks                    1,390      773
  Work in progress                            10,767   10,621
  Debtors, amounts falling due:
     within one year                          20,508   20,216
     after one year                              916        -
  Cash at bank and in hand                         -    2,385

                                              33,581   33,995
Creditors: amounts falling due within one
year
Bank and other borrowings                   (18,747)  (34,780)
Other creditors                             (30,911)  (31,836)
                                            (49,658)  (66,616)

Net current liabilities                     (16,077)  (32,621)

Total assets less current liabilities        152,195  150,346

Creditors: amounts falling due after one
year
Senior Subordinated Notes                   (67,750)  (67,750)
Senior Discount Notes                        (5,602)  (43,183)
Amounts due to group undertakings           (47,984)        -
Deferred debt issue costs                     1,980     3,460
Intercompany loans                                -      (553)

                                           (119,356) (108,026)

Provisions for liabilities and charges         (100)     (140)

Net assets                                    32,739   42,180


Capital and reserves

Called up share capital                          397      397
Share premium account                         39,315   39,315
Other reserves                                40,000   40,000
Profit and loss account                     (46,973)  (37,532)

Total equity shareholders' funds              32,739   42,180








						Appendix A.6

                 TDL INFOMEDIA HOLDINGS PLC

              CONSOLIDATED CASH FLOW STATEMENT

                 Six months to 30 June 2003

                                                 Six     Six
                                               months   months
                                                to 30   to 30
                                                June     June
                                                2003     2002
                                                GBP'000   GBP'000

Net cash inflow from operating activities       13,321   12,868
Returns on investments and servicing of
finance
  Interest received                                 12       37
  Interest paid                                (4,779)  (5,069)
Net cash outflow from returns on investments (4,767) (5,032) and servicing of finance

Taxation                                         (717)    (989)

Capital expenditure and financial investments
  Payments to acquire tangible fixed assets      (324)    (310)

Net cash inflow before financing and             7,513    6,537
management of liquid resources

Financing
  Borrowings raised                                398        -
  Borrowings repaid                            (9,898)  (5,500)
  Costs associated with the raising of debt      (316)    (342)
  Intercompany borrowings                         529       13

Net cash outflow from financing                (9,287)  (5,829)

Management of liquid resources
  Decrease in term deposits
                                                     -        -
Net cash inflow from management of liquid
resources                                            -        -

Increase/(decrease) in cash                    (1,774)      708



RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH
FLOWS
Operating profit                                 1,595    1,440
Depreciation and amortisation                    8,204    8,199
Increase in work in progress                    (4,027)  (3,529)
Decrease in debtors                                861    2,059
Increase in creditors                            6,688    4,699

Net cash inflow from continuing operating       13,321   12,868
activities